Exhibit 99.1
P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Duncan Energy Partners Reports 50 Percent Increase in
Earnings for the First Quarter 2009

Houston, Texas (April 27, 2009) – Duncan Energy Partners L.P. (NYSE: DEP) today announced a 50% increase in earnings for the first quarter of 2009 compared to the first quarter of 2008.  Net income attributable to Duncan Energy Partners was $19.9 million, or $0.34 per common unit on a fully diluted basis, for the first quarter of 2009 versus $13.3 million, or $0.29 per common unit on a fully diluted basis, for the first quarter of 2008. See “Basis of Presentation” section of this press release for information regarding (1) the recast of our prior period financial information in connection with the December 2008 drop down transaction involving affiliates of Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD), and (2) recent accounting guidance relating to noncontrolling interest.

Distributable cash flow increased 231 percent to $29.5 million for the first quarter of 2009 compared to $8.9 million for the first quarter of 2008.  The increase is primarily due to $21.6 million in distributions the partnership earned from the midstream businesses it acquired in December 2008 in connection with the drop down transaction with Enterprise. On April 15, 2009, the Board of Directors of Duncan Energy Partners’ general partner declared an increase in the quarterly cash distribution rate paid to partners to $0.43 per common unit with respect to the first quarter of 2009.  This represents a 4.9 percent increase over the $0.41 per unit that was paid with respect to the first quarter of 2008. Distributable cash flow for the first quarter of 2009 provided 1.2 times coverage of the cash distribution to be paid to our common unitholders.  Distributable cash flow is a non-generally accepted accounting principle (or “non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable U.S. generally accepted accounting principle (“GAAP”) financial measure, which is net cash flows provided by operating activities.

“We are pleased to report another quarter of strong cash flow, a substantial portion of which was generated from the assets acquired in the December 2008 drop down transaction with Enterprise Products Partners,” said Richard H. Bachmann, president and chief executive officer of the general partner of Duncan Energy Partners.  “As a result of the increased  distributable cash flow this quarter, we were able to raise the quarterly cash distribution rate for the second consecutive quarter while still  providing a solid 1.2 times coverage of the cash distributions to be paid to our partners.  We look forward to these businesses continuing to perform well this year to support further increases in the quarterly cash distributions,” continued Bachmann.

Review of Segment Quarterly Performance

Since Duncan Energy Partners consolidates the financial results of its operating subsidiaries, the following discussion of segment results reports gross operating margin and volumes on a 100 percent basis, even though the partnership owns less than 100 percent of these businesses. Gross operating margin is a non-GAAP financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, which is operating income.

Natural Gas Pipelines & Services – Gross operating margin for the first quarter of 2009 was $38.8 million compared to $40.8 million for the first quarter of 2008.  The Wilson natural gas storage facility and the Texas Intrastate pipeline together reported a $1.1 million increase in gross operating margin due to higher storage reservation fees and increased transportation volumes and fees.  This improvement was more than offset by a $3.4 million decrease in gross operating margin from the partnership’s Acadian gas pipeline system primarily due to lower sales margins and approximately $0.5 million of expenses for hurricane-related property damage repairs in the first quarter 2009.

Total natural gas volumes through our natural gas pipelines increased 13 percent to 5.1 trillion British thermal units per day (“TBtus/d”) in the first quarter of 2009 from 4.5 TBtus/d in the first quarter of 2008.

NGL Pipelines & Services – Gross operating margin for the first quarter of 2009 was $20.8 million compared to $22.7 million for the first quarter of 2008.  Net of operational measurement gains and losses associated with the partnership’s Mont Belvieu NGL and petrochemical storage facility that are allocated to Enterprise through noncontrolling interest, gross operating margin was $22.1 million for the first quarter of 2009 compared to $21.9 million for the first quarter of 2008.  Contributing to the quarter-to-quarter increase were higher storage revenues due to increased reservation and excess throughput storage fees and increased storage volumes.

NGL transportation volumes decreased to 115,000 barrels per day (“BPD”) in the first quarter of 2009 from 137,000 BPD in the first quarter of 2008.  NGL fractionation volumes were 79,000 BPD this quarter compared to 82,000 BPD in the same quarter of 2008.

Petrochemical Services – Gross operating margin for the first quarter of 2009 decreased to $2.5 million from $2.9 million reported in the first quarter of 2008, primarily due to reduced transportation volumes on the Lou-Tex propylene pipeline.  Total petrochemical transportation volumes averaged 22,000 BPD for the first quarter of 2009 versus 40,000 BPD for the first quarter of 2008.

Capitalization

Total debt principal outstanding at March 31, 2009 was approximately $470 million, which includes a $282 million borrowing by Duncan Energy Partners under a three-year bank term loan used to fund the cash portion of consideration Duncan Energy Partners paid to Enterprise in the December 2008 drop down transaction.  At March 31, 2009, Duncan Energy Partners had total liquidity of approximately $133 million including unrestricted cash and availability under the partnership’s $300 million revolving credit facility.

Basis of Presentation of Financial Information

In February 2007, Duncan Energy Partners acquired controlling ownership interests in five midstream energy companies (the “DEP I Midstream Businesses”) from Enterprise Products Operating LLC (“EPO,” the principle operating subsidiary of Enterprise Products Partners L.P.) in a drop down transaction.  In December 2008, Duncan Energy Partners acquired controlling ownership interests in three additional midstream energy companies (the “DEP II Midstream Businesses”) from EPO in a second drop down transaction.  Duncan Energy Partners, Enterprise and EPO are affiliates under common control of Mr. Dan L. Duncan, the Group Co-Chairman and controlling shareholder of EPCO, Inc.

Prior to the drop down of controlling ownership interests in the DEP I and DEP II Midstream Businesses to Duncan Energy Partners, EPO owned these businesses and directed their respective activities for all periods presented (to the extent such businesses were in existence during such periods).  Each of the drop down transactions was accounted for at EPO’s historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests.  On a standalone basis, Duncan Energy Partners did not own any assets prior to February 2007.

References to the “former owners” of the DEP I and DEP II Midstream Businesses represent the ownership of EPO in these businesses prior to the related drop down transactions.  References to “Duncan Energy Partners” mean the partnership and its consolidated subsidiaries since February 2007.

For additional information regarding the DEP I and DEP II drop down transactions, as well as the recast of our historical financial information in connection with the DEP II drop down transaction, please read Note 1 of the Notes to Consolidated Financial Statements included under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2008.

Effective January 1, 2009, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) 160, Noncontrolling Interests in Consolidated Financial Statements.  SFAS 160 established accounting and reporting standards for noncontrolling interests, which were previously identified as Parent interest in our financial statements.  This new standard requires, among other things, that (i) noncontrolling interests be presented as a component of partners’ equity on our consolidated balance sheet (i.e., elimination of the “mezzanine” presentation previously used for Parent interest); and (ii) elimination of “Parent interest in income of subsidiaries” amounts as a deduction in deriving net income or loss and, as a result, that net income or loss be allocated between our unitholders and general partner on one hand and noncontrolling interests on the other.   Earnings per unit amounts are not affected by these changes.

The consolidated financial statements included in this press release reflect the changes required by SFAS 160.  As a result, net income reported for the first quarter of 2008 in these financial statements is higher than that disclosed previously; however, the allocation of such net income results in our unitholders, general partner and Parent (i.e., the noncontrolling interest) receiving the same amounts as they did previously.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of gross operating margin and distributable cash flow.  The tables accompanying this press release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before (i) depreciation, amortization and accretion expense; (ii) gains and losses from asset sales and related transactions; and (iii) general and administrative expenses.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, extraordinary charges, cumulative effect of changes in accounting principles and earnings attributable to noncontrolling interests.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of any intersegment and intrasegment transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.

We include equity earnings from Evangeline in our measurement of segment gross operating margin and operating income.  Our equity investment in Evangeline is a vital component of our business strategy and important to the operations of Acadian Gas.  This method of operation enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis.  Evangeline’s operations complement those of Acadian Gas.

Distributable cash flow.  Distributable cash flow available to the limited partners of Duncan Energy Partners is a useful non-GAAP measure of liquidity that approximates the amount of cash flow that Duncan Energy Partners could pay its unitholders each period before any reserves established by DEP GP for general partnership needs.  On a 100% basis, we define distributable cash flow as net income or loss adjusted for:

▪	the addition of depreciation, amortization and accretion expense;

▪	the addition of cash distributions received from Evangeline, if any, less equity earnings from Evangeline;

▪	the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations;

▪	the addition of losses or subtraction of gains relating to the sale of assets and related transactions;

▪	the addition of cash proceeds from the sale of assets and related transactions;

▪
the addition of losses or subtraction of gains on the monetization of financial instruments recorded in accumulated other comprehensive income (loss), if any, less related amortization of such amounts to earnings; and

▪	the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

Distributable cash flow available to the limited partners of Duncan Energy Partners is determined by reducing distributable cash flow (on a 100% basis, as defined above) for amounts paid (i) by our operating businesses to (a) the Parent with respect to its financial interests in the DEP I and DEP II Midstream Businesses and (b) the related party former owners of such businesses with respect to periods prior to the drop down transactions, and (ii) to the general partner of Duncan Energy Partners.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

Management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.   Using this data, management computes our distribution coverage ratio.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield, which is based on the amount of cash distributions a partnership pays to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

First Quarter 2009 Earnings Conference Call

Management for Duncan Energy Partners will discuss first quarter results during the Enterprise Products Partners L.P. earnings conference call with analysts and investors scheduled for 9 a.m. CDT today.  The call will be broadcast live over the Internet and may be accessed by visiting the partnership's website at www.deplp.com.

Company Information and Use of Forward Looking Statements

Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to NGL fractionation (or separation), transportation and storage and petrochemical transportation and storage.  Duncan Energy Partners owns interests in assets located primarily in Texas and Louisiana, including interests in approximately 9,200 miles of natural gas pipelines with a transportation capacity aggregating approximately 6.8 billion cubic feet (“Bcf”) per day; more than 1,600 miles of NGL and petrochemical pipelines featuring access to the world’s largest fractionation complex at Mont Belvieu, Texas; two NGL fractionation facilities located in south Texas; approximately 18 million barrels (“MMBbls”) of leased NGL storage capacity; 8.5 Bcf of leased natural gas storage capacity; and 33 underground salt dome caverns with more than 100 MMBbls of NGL storage capacity at Mont Belvieu.  Duncan Energy Partners L.P. is managed by its general partner, DEP Holdings, LLC, which is wholly-owned by a subsidiary of Enterprise Products Partners L.P. Additional information about Duncan Energy Partners is available online.

This news release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, market conditions, governmental regulations and factors discussed in Duncan Energy Partners’ filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812, www.deplp.com
Rick Rainey, Media Relations, (713) 381-3635
###

Exhibit A
Duncan Energy Partners L.P.
Statements of Consolidated Operations – UNAUDITED
For the Three Months Ended March 31, 2009 and 2008
(Dollars in millions, except per unit amounts)

	Three Months Ended March 31,
	2009	2008
Revenue	$256.8	$363.6
Costs and expenses:
Operating costs and expenses	239.4	337.5
General and administrative costs	2.8	5.2
Total costs and expenses	242.2	342.7
Equity in income of Evangeline	0.2	0.2
Operating income	14.8	21.1
Other income (expense):
Interest expense	(3.8)	(2.8)
Interest income	0.1	0.1
Total other expense	(3.7)	(2.7)
Income before provision for income taxes	11.1	18.4
Provision for income taxes	(0.1)	0.5
Net income	11.0	18.9
Net loss (income) attributable to noncontrolling interest:
DEP I Midstream Businesses - Parent	(1.6)	(5.6)
DEP II Midstream Businesses - Parent	10.5	--
Total net loss (income) attributable to noncontrolling interest	8.9	(5.6)
Net income attributable to Duncan Energy Partners L.P.	$19.9	$13.3

Allocation of net income attributable to Duncan Energy Partners L.P.:
Duncan Energy Partners L.P.:
Limited partners	$19.8	$5.9
General partner	$0.1	$0.1
Former owner of DEP II Midstream Businesses	$--	$7.3

Per unit data (fully diluted):
Net income per unit	$0.34	$0.29
Average LP units outstanding (in millions)	57.7	20.3

Other financial data:
Net cash flows provided by operating activities	$19.8	$40.9
Cash used in investing activities	$115.0	$236.4
Cash provided by financing activities	$104.0	$207.4
Distributable cash flow (see Exhibit C)	$29.5	$8.9
Depreciation, amortization and accretion (100% basis)	$45.0	$40.2
Total debt principal outstanding at end of period	$470.3	$188.0

Exhibit B
Duncan Energy Partners L.P.
Selected Financial & Operating Data - UNAUDITED
For the Three Months Ended March 31, 2009 and 2008
 (Dollars in millions, operating data as noted)

	Three Months Ended March 31,
	2009	2008
Gross operating margin by segment:
Natural Gas Pipelines & Services	$38.8	$40.8
NGL Pipelines & Services	20.8	22.7
Petrochemical Services	2.5	2.9
Total gross operating margin	62.1	66.4
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(44.6)	(40.1)
Gain from asset sales and related transactions	0.1	--
General and administrative costs	(2.8)	(5.2)
Operating income	$14.8	$21.1

Selected operating data:
Natural Gas Pipelines & Services, net:
Natural gas throughput volumes (BBtus/d)	5,089	4,511
NGL Pipelines & Services:
Pipeline throughput volumes (MBPD)	115	137
Fractionation volumes (MBPD)	79	82
Petrochemical Services:
Petrochemical throughput volumes (MBPD)	22	40

Calculation of net loss (income) attributable to noncontrolling interest:
DEP I Midstream Businesses - Parent:
Mont Belvieu Caverns	$0.3	$(2.4)
Acadian Gas	(0.2)	(1.2)
Lou-Tex Propylene	(0.3)	(0.6)
Sabine Propylene	(0.3)	(0.1)
South Texas NGL	(1.1)	(1.3)
Total DEP I Midstream Businesses - Parent	$(1.6)	$(5.6)
DEP II Midstream Businesses - Parent:
Enterprise Texas	$6.5	$--
Enterprise GC	2.3	--
Enterprise Intrastate	1.7	--
Total DEP II Midstream Businesses - Parent	$10.5	$--
Total net loss (income) attributable to noncontrolling interest	$8.9	$(5.6)

Exhibit C
Duncan Energy Partners L.P.
Calculation of Distributable Cash Flow (“DCF”) - UNAUDITED
For the Three Months Ended March 31, 2009 and 2008
(Dollars in millions)

	Three Months		Three Months
	Ended March 31, 2009		Ended March 31, 2008
Net income		$11.0		$18.9
Adjustments to derive DCF before payments to Parent and former owners:
Depreciation, amortization and accretion		45.0		40.2
Deferred income tax expense		(0.2)		(0.7)
Equity in income of Evangeline		(0.2)		(0.2)
Gain from asset sales and related transactions		(0.1)		--
Proceeds from asset sales and related transactions		0.1		--
Changes in fair value of financial instruments		(0.1)		--
Sustaining capital expenditures:
DEP I Midstream Businesses		(2.5)		(3.3)
DEP II Midstream Businesses		(7.9)		(5.9)
Other sustaining capital expenditures		(0.1)		--
Accrued repair costs related to Hurricanes Ike and Gustav		0.1		--
Cash expenditures for asset abandonment activities		--		(4.6)
Subtotal Distributable Cash Flow (100% basis)		45.1		44.4

Contributions by (distributions to) noncontrolling interest - Parent by DEP I Midstream Businesses:
DCF of DEP I Midstream Businesses	$16.6		$19.2
Adjustment for net operational measurement gains/losses
contributed by (distributed to) noncontrolling interest - Parent	1.3	1.3	(0.8)	(0.8)
Adjusted DCF of DEP I Midstream Businesses	$17.9		$18.4
Parent 34% share of Adjusted DCF	$(6.0)	(6.0)	$(6.3)	(6.3)

Contributions by (distributions to) noncontrolling interest - Parent by DEP II Midstream Businesses:
Enterprise GC	$(1.8)
Enterprise Intrastate	(0.3)
Enterprise Texas	(8.8)
Parent share of distributions	$(10.9)	(10.9)

Distributions to EPO (as former owner) by DEP II Midstream Businesses for
periods prior to DEP II dropdown transaction (pre-December 8, 2008)		--		(28.4)

Distributable cash flow		$29.5		$8.9

Exhibit D
Duncan Energy Partners L.P.
Reconciliation of DCF to Net Cash Flows Provided by Operating Activities - UNAUDITED
For the Three Months Ended March 31, 2009 and 2008
(Dollars in millions)

	Three Months Ended March 31,
	2009	2008
Distributable cash flow	$29.5	$8.9
Adjustments to distributable cash flow to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Proceeds from asset sales and related transactions	(0.1)	--
Sustaining capital expenditures:
DEP I Midstream Businesses	2.5	3.3
DEP II Midstream Businesses	7.9	5.9
Other sustaining capital expenditures	0.1	--
Noncontrolling interest share of distributable cash flow of operating subsidiaries:
DEP I Midstream Businesses - Parent	4.7	7.1
DEP II Midstream Businesses - Parent	10.9	--
Distributable cash flow of DEP II Midstream Businesses allocated to EPO
(as former owner) for periods prior to December 8, 2008	--	28.4
Cash expenditures for asset abandonment activities	--	4.6
Accrued repair costs related to Hurricanes Ike and Gustav	(0.1)	--
Net effect of changes in operating accounts	(35.6)	(17.3)
Net cash flows provided by operating activities	$19.8	$40.9